           As filed with the Securities and Exchange Commission on June 30, 2004

                                            Amending Registration Nos. 333-30055
                                                                       333-35352
                                                                       333-88780
                                                                      333-106438
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 1
                                       to
                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

                Delaware                                         41-0518430
    (State or other jurisdiction of                            (IRS Employer
     incorporation or organization)                         Identification No.)

                         1776 Lincoln Street, Suite 700
                             Denver, Colorado 80203
               (Address of Principal Executive Offices) (Zip Code)

          St. Mary Land & Exploration Company Restricted Stock Plan
            St. Mary Land & Exploration Company Stock Option Plan
       St. Mary Land & Exploration Company Incentive Stock Option Plan
                           (Full titles of the plans)

                               Mark A. Hellerstein
          Chairman of the Board, President and Chief Executive Officer
                     St. Mary Land & Exploration Company
                         1776 Lincoln Street, Suite 700
                             Denver, Colorado 80203
                     (Name and address of agent for service)

                                 (303) 861-8140
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                Proposed maximum     Proposed maximum
  Title of securities       Amount to be         offering price     aggregate offering      Amount of
   to be registered          registered             per share              price         registration fee
   ----------------          ----------             ---------              -----         ----------------

Common stock,           5,600,000 shares (2)         --- (3)              --- (3)           --- (3)
$.01 par value (1)
---------------

(1)  Includes associated stock purchase rights under the registrant's shareholder rights plan adopted on July 15, 1999, as amended, that are deemed to be delivered with each share of common stock issued by the registrant and currently are not separately transferable apart from the common stock.
(2)  As explained in more detail under the "Explanatory Note" below, this total of 5,600,000 shares has been previously registered under previously filed
     Registration Statements on Form S-8 (Registration Nos. 333-30055,
     333-35352, 333-88780 and 333-106438) with respect to the registrant's Stock
     Option Plan and Incentive Stock Option Plan.
(3)  As explained in more detail under the "Explanatory Note" below, the total of 5,600,000 shares covered by this post-effective amendment to the registration statements referred to in footnote 2 above has been previously registered (and corresponding registration fees paid) under such registration statements, and the registrant is hereby filing this post-effective amendment to such registration statements to reflect the registrant's newly adopted Restricted Stock Plan as an alternate plan under which such previously registered shares may be issued. Accordingly, no additional registration fees are required for these shares.

                                EXPLANATORY NOTE

         On June 25, 1997, the registrant filed a Registration Statement on Form
S-8 (Registration No. 333-30055) to register 754,614 shares of common stock, which included a total of 700,000 shares of common stock issuable under the St.
Mary Land & Exploration Company Stock Option Plan (the "Stock Option Plan")
and the St. Mary Land & Exploration Company Incentive Stock Option Plan (the
"Incentive Stock Option Plan") (with the Stock Option Plan and the Incentive
Stock Option Plan collectively referred to as the "Option Plans"). On April 21,
2000, the registrant filed a Registration Statement on Form S-8 (Registration
No. 333-35352) to register pursuant to General Instruction E of Form S-8 an additional 950,000 shares of common stock issuable under the Option Plans. Under
Rule 416, those registration statements are deemed to cover an additional
1,650,000 shares of common stock, or a total of 3,300,000 shares of common stock, as a result of a two shares-for-one share forward stock split effected in the form of a stock dividend distributed in September 2000. On May 22, 2002, the registrant filed a Registration Statement on Form S-8 (Registration No.
333-88780) to register pursuant to Instruction E of Form S-8 an additional
1,000,000 shares of common stock issuable under the Option Plans. On June 25,
2003, the registrant filed a Registration Statement on Form S-8 (Registration
No. 333-106438) to register pursuant to Instruction E of Form S-8 an additional
1,300,000 shares of common stock issuable under the Option Plans. Accordingly, a total of 5,600,000 shares of common stock have been previously registered to cover the total number of shares available under the Option Plans.

         The Stock Option Plan currently provides that the total number of shares that may be issued under the Stock Option Plan is 5,600,000, but that to the extent that shares are issued under the Incentive Stock Option Plan, the shares that may be issued under the Stock Option Plan are reduced. The Incentive
Stock Option Plan has a corresponding provision that the total number of shares that may be issued under the Incentive Stock Option Plan is 5,600,000, but that to the extent that shares are issued under the Stock Option Plan, the shares that may be issued under the Incentive Stock Option Plan are reduced.

         On April 8, 2004, the registrant adopted the St. Mary Land &
Exploration Company Restricted Stock Plan (the "Restricted Stock Plan"), which provides that a total of 5,600,000 shares of common stock are available for issuance under the Restricted Stock Plan, but that to the extent that options are granted or have been granted under the Option Plans, the shares of common stock available for issuance under the Restricted Stock Plan are reduced. In addition, to the extent that shares of common stock are issued under the
Restricted Stock Plan, the shares of common stock that may be issued under the
Option Plans are reduced. Accordingly, the total number of shares of common stock that may be issued under the Restricted Stock Plan and the Option Plans is
5,600,000, which is the same number of shares previously registered under the above-referenced registration statements with respect to the Option Plans.
Therefore, the adoption of the Restricted Stock Plan did not result in any additional issuable shares to be registered, but rather provides for an alternate form of plan for the issuance of the previously registered 5,600,000 shares.

         The registrant hereby files this post-effective amendment (the
"Amendment") to the above-referenced registration statements to reflect the
Restricted Stock Plan as an alternate plan under which shares of the registrant's common stock previously registered under such registration statement may be issued. The contents of the above-referenced registration statements are incorporated by reference into this Amendment, each to the extent not modified by this Amendment.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Restricted Stock Plan and the
Option Plans of St. Mary Land & Exploration Company as specified by Rule
428(b)(1) under the Securities Act of 1933. Those documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the registrant with the Securities and
Exchange Commission are incorporated by reference in this registration statement:

                  (1)      The registrant's Annual Report on Form 10-K for the
                           year ended December 31, 2003;

                  (2)      The registrant's Quarterly Report on Form 10-Q for
                           the quarterly period ended March 31, 2004;

                  (3)      The registrant's Current Reports on Form 8-K filed on
                           January 23, 2004, February 10, 2004, February 27,
                           2004, March 15, 2004, April 22, 2004, and April 30,
                           2004 (in each case, except for information furnished
                           pursuant to Item 9 or Item 12 thereof); and

                  (4)      The description of the registrant's common stock, par
                           value $.01, contained in the registrant's
                           Registration Statement on Form 8-A filed on November
                           12, 2002, including any amendment or report filed for
                           the purpose of updating such description.

         All documents filed by the registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The registrant is a Delaware corporation. Section 145 of the Delaware
General Corporation Law contains provisions for the indemnification and insurance of directors, officers employees and agents of a Delaware corporation against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

                  (a) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

                  (b) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation in an action or suit by or in the right of the corporation against expenses
         (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

                  (c) A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys' fees)
         actually and reasonably incurred by such person in connection with any action, suit or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit or proceeding.

                  (d) A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

         The registrant's certificate of incorporation and by-laws contain provisions to the general effect that the registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is or was a director or officer of the registrant against liabilities which such person may incur in such person's capacities as such. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

               (a)    for any breach of the director's duty of loyalty to the
         corporation or its stockholders;

               (b)    for acts or omissions not in good faith or which involve
         intentional misconduct or a knowing violation of law;

               (c)    under Section 174 of the Delaware General Corporation Law
         (relating to unlawful payment of dividends or stock repurchases); or

               (d)    for any transaction from which the director derived an
         improper personal benefit.

         The registrant also maintains directors' and officers' insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are furnished as part of this registration statement:

  Exhibit
    No.          Description
-------------    ---------------------------------------------------------------

4.1              St. Mary Land & Exploration Company Shareholder Rights Plan
                 adopted on July 15, 1999 (filed on October 4, 1999 as Exhibit
                 4.1 to the registrant's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999 and incorporated herein by reference)
4.2              First Amendment to Shareholder Rights Plan dated March 15, 2002 as adopted by the Board of Directors on July 19, 2001 (filed on
                 March 19, 2002 as Exhibit 4.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001 and
                 incorporated herein by reference)
5.1*             Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1*            Consent of Deloitte & Touche LLP
23.2*            Information About Lack of Consent of Arthur Andersen LLP
23.3*            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
23.4*            Consent of Ryder Scott Company, L.P.

24.1*            Power of Attorney (included in signature page hereof)
99.1*            St. Mary Land & Exploration Company Restricted Stock Plan
99.2             St. Mary Land & Exploration Company Stock Option Plan, as
                 amended on May 22, 2003 (filed on June 25, 2003 as Exhibit 99.1 to the registrant's Registration Statement on Form S-8
                 (Registration No.
                 333-106438) and incorporated herein by reference)
99.3             St. Mary Land & Exploration Company Incentive Stock Option
                 Plan, as amended on May 22, 2003 (filed on June 25, 2003 as
                 Exhibit 99.2 to the registrant's Registration Statement on
                 Form S-8 (Registration No. 333-106438) and incorporated herein by reference)
----------------------------
* Filed herewith.

Item 9.  Undertakings.

         (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i)    To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                       (ii)   To reflect in the prospectus any facts or events
                  arising after the effective date of this registration
                  statement (or the most recent post-effective amendment
                  thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this
                  registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be
                  reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)  To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and
         Exchange Commission by the registrant pursuant to Section 13 or 15(d)
         of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Filing of Registration Statement on Form S-8. Insofar as
indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of
1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 29, 2004.

                                    ST. MARY LAND & EXPLORATION COMPANY

                                    By: /S/ MARK A. HELLERSTEIN
                                        -----------------------
                                        Mark A. Hellerstein,
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints Mark A. Hellerstein and David W. Honeyfield his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments thereto) to this Registration Statement on Form
S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as the undersigned could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                             Title                        Date
---------------------------   -----------------------------------  -------------

/S/ MARK A. HELLERSTEIN       Chairman of the Board of Directors,  June 29, 2004
---------------------------     President and Chief Executive
Mark A. Hellerstein             Officer

/S/ DAVID W. HONEYFIELD       Vice President - Finance, Treasurer  June 29, 2004
---------------------------     and Secretary
David W. Honeyfield

/S/ GARRY A. WILKENING        Vice President - Administration      June 29, 2004
---------------------------     and Controller
Garry A. Wilkening

/S/ BARBARA M. BAUMANN        Director                             June 29, 2004
---------------------------
Barbara M. Baumann

/S/ LARRY W. BICKLE           Director                             June 29, 2004
---------------------------
Larry W. Bickle

/S/ RONALD D. BOONE           Director                             June 29, 2004
---------------------------
Ronald D. Boone

/S/ THOMAS E. CONGDON         Director                             June 29, 2004
---------------------------
Thomas E. Congdon

/S/ WILLIAM J. GARDINER       Director                             June 29, 2004
---------------------------
William J. Gardiner

/S/ JOHN M. SEIDL             Director                             June 29, 2004
---------------------------
John M. Seidl

                              Director                             June 29, 2004
---------------------------
William D. Sullivan